EXHIBIT 99.1
ACCESS PLANS REPORTS FISCAL 2009 FOURTH QUARTER AND YEAR-END RESULTS

Fourth Quarter EPS of $0.06; Full Year EPS of $0.19
NORMAN, OK — December 11, 2009 — Access Plans, Inc. (OTC.BB:ALHC), a leading membership and insurance marketing company, today announced financial results for its fiscal fourth quarter and year ended September 30, 2009. Fiscal 2009 results reflect the Company’s acquisition of Access Plans USA, completed on April 1, 2009, and higher share count resulting from the transaction.
On December 8, 2009, the Company announced that as the result of a reincorporation merger, it changed its corporate name from Alliance HealthCard, Inc. to Access Plans, Inc. which better reflects the Company’s broadened scope of services. Pending final approval, the Company also plans to implement a change of its stock trading symbol.
Revenues for the fiscal 2009 fourth quarter increased to $13.6 million compared to $5.5 million in the prior-year period primarily as a result of the acquired Access Plans USA operations. Operating income was $1.1 million versus $1.4 million in the prior-year period which reflected the impact of the acquired Access Plans USA operations as well as higher claims expense in Wholesale Plans. Net income for the period was $1.3 million versus $0.8 million in the year ago period primarily related to a deferred tax benefit. On a per share basis, earnings were $0.06 versus $0.05 per diluted share in last year’s fourth quarter. As a result of the Access Plans USA acquisition, the Company had 21.6 million shares outstanding at September 30, 2009, versus 14.8 million shares at the end of last year’s fourth quarter.
For the fiscal 2009 full year, revenues were $39.1 million compared to $20.9 million in the prior year. Operating income was $4.3 million versus $4.9 million in the prior year. Net income for fiscal 2009 was $3.4 million versus $2.7 million. On a per share basis, earnings were $0.19 versus $0.18 per diluted share in fiscal 2008.
“Fiscal 2009 was a transformational year for the Company as we successfully enhanced and expanded our operations through the Access Plans acquisition and integration,” commented Danny Wright, Chief Executive Officer. “In the fourth quarter, we continued to realize additional efficiencies resulting from the acquisition and consolidation of our Atlanta call center operation into the Irving, Texas location. This will result in significant annualized savings going forward.”
Mr. Wright continued, “Despite market challenges, we were able to maintain positive results in the fourth quarter and position the business for more profitable, long-term growth. We are actively pursuing opportunities to cross-sell our expanded suite of services, particularly our membership and insurance offerings geared towards the individual healthcare market and are currently negotiating a significant reduction in network costs.”

Wholesale Plans
Revenues for the Wholesale Plans Division in the fiscal 2009 fourth quarter were comparable to the prior-year period at $4.8 million, or 35% of total revenues. For the full year, Wholesale Plans revenues were $19.5 million compared to $18.1 million in fiscal 2008. Profitability for the division in the fourth quarter continued to be impacted by higher claims expense on certain product protection programs related primarily to increases in the national unemployment rate. As a result, operating income in the fourth quarter declined to $172,000 from $1.2 million in the prior-year period. For the full year, operating income for the division was $2.0 million versus $4.2 million in the prior fiscal year. As the number of Americans losing jobs has declined, the Company has begun to experience an initial decline in the costs associated with its involuntary unemployment expenses.
Retail Plans
Revenues for the Retail Plans Division in the fiscal 2009 fourth quarter, increased to $4.1 million, or 30% of total revenues, prior to inter-company eliminations, versus $1.9 million in the prior-year period. The increase was attributable primarily to the acquired Access Plans USA operations which expanded the Company’s discount health membership offerings. For the full fiscal year, revenue increased to $12.8 million, prior to inter-company eliminations, compared to $7.3 million in the prior year.
Operating income for the division in the fourth quarter increased to $.9 million compared to $.5 million in the prior-year period. For the full year, operating income was $2.7 million versus $1.6 million. The Company noted that subsequent to the close of the quarter, it signed two contracts that are expected to contribute significantly to the division’s revenue.
Insurance Marketing
Insurance Marketing Division revenues in the fiscal 2009 fourth quarter were $5.8 million, or 43% of total revenues, an increase of 2% on a sequential basis from fiscal 2009 third quarter revenues. Operating income improved from $.1 million to $.4 million reflecting improved margins and improved operational efficiencies. The Insurance Marketing Division comprises the America’s Health Care Plans (AHCP) operations acquired as part of the Access Plans USA acquisition. As a result, there are no comparable results from the prior-year period.
Other Matters
Cash and cash equivalents and restricted cash totaled $4.6 million at September 30, 2009. Stockholders’ equity reached $11.5 million from $3.3 million at September 30, 2008.
Subsequent to the close of the fourth quarter, the Company announced the settlement of the States General litigation matter and as a condition of the settlement repurchased 1,856,401 shares from the Trust of the former CEO of Access Plans USA. This reduces the Company’s total shares outstanding to 19,777,304 shares.
Mr. Wright concluded, “As we move into fiscal 2010, we see several opportunities to drive improved performance and profitable growth in all three businesses. Wholesale Plans remains fundamentally sound with signs of stabilization in claims expense, Retail Plans is expected to benefit from the addition of two new accounts, and Insurance Marketing offers us tremendous growth potential as we strengthen our value proposition to our selling agents and pursue new distribution channels to better address Americans that have struggled with healthcare costs.”

Conference Call and Webcast Information
Access Plans will host a conference call today, December 11, at 10:00 a.m. ET. To access the conference call, please dial 877-869-3847 (U.S.) or 201-689-8261 (international) approximately 10 minutes prior to the start of the call. The conference call will also be available via live webcast under the Investor Relations section of the Company’s website, www.accessplans.com. Or, click here to access the webcast directly.
If you are unable to listen to the live call, a replay will be available through December 18, 2009, and can be accessed by dialing 877-660-6853 (U.S.) or 201-612-7415 (international). Callers will be prompted for replay account number 355# followed by conference ID number 339651#. An archived version of the webcast will also be available under the Investor Relations section of the Company’s website, www.accessplans.com.
About Access Plans, Inc.
Access Plans, Inc. (OTCBB: ALHC) is a leading membership and insurance marketing company with three complementary distribution channels offering multiple opportunities for growth. The Wholesale Plans Division specializes in turnkey, private label membership benefit plans offered through retail outlets including rent-to-own centers. The Retail Plans Division markets healthcare-related discount products and services to consumers through third-party marketers. Program components in both membership plan divisions range from medical, dental and pharmacy discounts to grocery, restaurant, automotive, travel and other consumer discounts. The Insurance Marketing Division comprises America’s Health Care Plans (AHCP), one of the nation’s largest independent agent networks for distributing individual major medical health insurance. For more information, please visit: www.accessplans.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, Section 27A of the Securities Act of 1933, as amended and pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to financial results and plans for future business activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competitive pressures, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, lower-than-expected demand for the Company’s products and services, general economic conditions, and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such speak only as of the date made.
Contact:
Access Plans, Inc.
Robert Hoeffner
405-579-8525
bhoeffner@accessplans.com

Access Plans, Inc.
Consolidated Statements of Operations
(Unaudited and dollars in thousands, except earnings per share)

	For the Three Months Ended September 30,			For the Twelve Months Ended September 30,
	2009	2008	Change	2009	2008	Change
Net revenues	$13,566	$5,492	$8,074	$39,081	$20,914	$18,167
Direct costs	9,682	2,817	6,865	26,469	11,113	15,356

Gross profit	3,884	2,675	1,209	12,612	9,801	2,811
Operating expenses	2,733	1,242	1,491	8,324	4,918	3,406

Operating income	1,151	1,432	(281)	4,288	4,883	(595)
Net other income (expense)	(16)	(26)	10	200	15	185
Provision for income taxes, net	(156)	593	(749)	1,049	2,189	(1,140)

Net income	$1,291	$813	$478	$3,439	$2,709	$730

Basic earnings per share:
Earnings per share	$0.06	$0.05	$0.01	$0.19	$0.18	$0.01

Weighted average shares outstanding	21,633,705	14,833,127	6,800,578	18,242,732	14,797,612	3,445,120

Diluted earnings per share:
Earnings per share	$0.06	$0.05	$0.01	$0.19	$0.18	$0.01

Weighted average shares outstanding	21,637,803	15,207,148	6,430,655	18,247,606	15,262,596	2,985,010

	For the Three Months Ended September 30,			For the Twelve Months Ended September 30,
	2009	2008	Change	2009	2008	Change
Segment net revenues
Wholesale Plans	$4,814	$4,748	$66	$19,522	$18,102	$1,420
Retail Plans	4,115	1,906	2,209	12,838	7,263	5,575
Insurance Marketing	5,779	—	5,779	11,432	—	11,432
Eliminations	(1,142)	(1,162)	20	(4,711)	(4,451)	(260)

	$13,566	$5,492	$8,074	$39,081	$20,914	$18,167

	For the Three Months Ended September 30,			For the Twelve Months Ended September 30,
	2009	2008	Change	2009	2008	Change
Segment operating income
Wholesale Plans	$172	$1,194	$(1,022)	$2,030	$4,185	$(2,155)
Retail Plans	871	462	409	2,734	1,607	1,127
Insurance Marketing	368	—	368	482	—	482
Corporate	(260)	(224)	(36)	(958)	(909)	(49)

	$1,151	$1,432	$(281)	$4,288	$4,883	$(595)

Access Plans, Inc.
Condensed Consolidated Balance Sheets
(Unaudited and dollars in thousands)

		September 30,
		2008
	September 30,	(Derived From
	2009	Audited
	(Unaudited)	Statements)

Total current assets	$14,288	$5,688
Total assets	$25,973	$10,524
Total current and long term liabilities	$14,479	$7,251
Total stockholders’ equity	$11,494	$3,273
Total liabilities and stockholders’ equity	$25,973	$10,524